EXHIBIT 10(i)a


                            The Bank of Cherry Creek
                          Member Sturm Financial Group

                                  Cherry Creek
                             3033 East First Avenue
                           Denver, Colorado 80206-5698
                                 (303) 394-5100
                               Fax (303) 329-9629
                            www.bankofcherrycreek.com


                                                                   March 4, 2002

Mr. Ray Singleton
President
Basic Earth Science Systems, Inc.
1801 Broadway, Suite 620
Denver, CO 80202-3835

                      AMENDED AND RESTATED LETTER AGREEMENT

Dear Mr. Singleton:

This amended and restated letter agreement, dated March 4, 2002, is effective as of December 31, 2001 and sets forth the terms pursuant to which The Bank of Cherry Creek, N.A. ("BOCC") is making available to Basic Earth Science Systems, Inc. ("Borrower"), a revolving line of credit which shall be convened into a term loan (collectively, the "Loan"), to be evidenced by a Promissory Note ("Exhibit A" or the "Note").

                                    RECITALS

1. Borrower executed and delivered to Norwest Bank Colorado, N.A., a national banking association ("Norwest"), a letter agreement dated August 1, 1994, and this letter agreement may have thereafter been amended, modified, replaced, or amended and restated (the "Loan Agreement").

2. Wells Fargo Bank, N.A., a national banking association ("Wells Fargo"), succeeded Norwest and delivered to BOCC an assignment of the Loan Agreement effective as of December 31, 2001.

3. Borrower is executing and delivering to BOCC this letter agreement for the purpose of amending and restating, in its entirety, the Loan Agreement.

All language, terms, and conditions in the Loan Agreement are hereby amended, restated, and replaced as follows:


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   Capital Hill                 Meridian Branch                 North Office
1516 Ogden Street             9785 Maroon Circle            4799 Colorado Blvd.
Denver, CO  80218                  Suite 140                 Denver, CO  80216
  (303) 394-5100           Englewood, CO  80112-5919           (303) 394-5100
Fax (303) 861-1888              (303) 394-5100               Fax (303) 329-8262
                              Fax (303) 329-8262

    American Ag.         Poudre Valley Banking Center          Boulder Branch
 1901 56th Avenue              1031 Conifer #6               2835 Pearl Street
    Suite 210               Ft. Collins, CO  80524           Boulder, CO  80301
Greeley, CO  80634              (970) 224-4421                 (303) 443-1411
  (970) 506-9000              Fax (970) 224-4347             Fax (303) 443-1448
Fax (970) 506-9004

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


Borrower:           Basic Earth Science Systems, Inc.

Commitment Amount:  The lesser of $1,000,000 or the Borrowing Base as determined from time to time as described herein and which is $400,000 as of the date of this agreement.

Revolving Period:   From the date of this agreement through July 31, 2002.
                    During the Revolving period Borrower may borrow, repay, and re-borrow funds. At no time, however, may the aggregate outstanding principal balance of all Advances exceed the Commitment Amount.

Amortization:       After the end of the Revolving Period, in addition to the
                    interest payments due and payable as described below, Borrower shall make monthly principal payments to BOCC according to the schedule presented in Exhibit B attached hereto, (such schedule may be adjusted, at BOCC's discretion, at the end of the Revolving Period and at times of the annual borrowing base reviews, as described below), but in no event less than the amount payable monthly if the outstanding principal balance of the Loan were amortized on a straight-line basis from the end of the Revolving Period
                    (or from the time of the semi-annual borrowing base review, as of which such schedule is being adjusted) to the Maturity Date. Each such payment shall be due and payable on the last day of each calendar month, commencing with the calendar month immediately after the calendar month in which the end of the Revolving Period occurs.

Maturity Date:      December 31, 2006, on which date Borrower agrees to repay
                    the remaining balance of the Loan in its entirety, including all outstanding principal, interest, fees, expenses and other amounts due in connection therewith.

Interest:           Interest on the outstanding principal balance of the Loan
                    shall accrue at an annual rate equal to the fluctuating
                    Prime Rate (as defined in the Note), plus two percentage points per annum, the sum of the foregoing being equal to six and three quarters (675%) percent per annum as of the date of this agreement. After the occurrence of an Event of Default, interest on the Loan shall accrue at a rate equal to the Prime Rate at the time of the default plus five percentage points per annum, Borrower shall pay interest monthly on the last day of each calendar month, commencing
                    March 31, 2002, and on the Maturity Date.

Advances:           BOCC shall make advances ("Advances") to Borrower from time to time upon written notice by Borrower to BOCC no later


Amended and Restated Letter Agreement           Page 2 of 14       March 4, 2002
                    than 12:00 noon, Denver time, on the date of any Advance, which shall be a business day. Any request by Borrower for an Advance shall be deemed a certification by Borrower that the conditions precedent contained in this letter agreement have been satisfied as of the time of such request.

Limitations:        BOCC shall not have any obligation to: (a) make an Advance after the end of the Revolving Period, or (b) make an Advance if after the making of such Advance, the aggregate amount of all Advances outstanding hereunder would exceed the Commitment Amount.

Facility Fee:       Borrower agrees to pay to B0CC a facility fee of $4,000
                    (four thousand dollars), due and payable upon the closing of the Loan. In addition, Borrower agrees to pay B0CC future facility fees in the amount of 1% of any increase in the then current Borrowing Base.

Collateral:         Borrower shall grant to BOCC a first-priority lien and
                    security interest covering Borrower's interests, whether now owned or hereafter acquired, in any and all properties to which B0CC gives value in determining the Borrowing Base and any other properties hereafter requested by BOCC. Borrower agrees to execute and deliver to BOCC such security agreements financing, statements and other documents as may be requested by BOCC in order to accomplish the foregoing.

Borrowing Base
Procedures:         B0CC may perform reviews of the Collateral at any time and will perform semi annual reviews on or about July 1 and January 1 of each year through the Maturity Date, beginning on or about July 1, 2002, in order to determine the borrowing baBe value (the "Borrowing Base") of the Collateral. The Borrowing Base will be determined by BOCC in its sole and absolute discretion, using such assumptions as to pricing, discount factors, discount rates, cash flow, expenses and other factors as BOCC customarily uses. Any increase in the Borrowing Base will "be subject to the standard and customary BOCC loan approval process; without such approval the Borrowing Base will not be increased. If at any time the aggregate outstanding principal balance of all Advances exceeds the Commitment Amount, Borrower shall, within 30 days after written notice from B0CC: (a) repay to B0CC a portion of the Loan in the amount of the excess in a lump sum; and/or (b) commence (and thereafter continue) an amortization schedule under which Borrower repays to BOCC the Loan in the amount of the excess in six equal monthly principal installments on the last business day of each calendar month, which amounts shall be in addition to any


Amended and Restated Letter Agreement           Page 3 of 14       March 4, 2002
                    monthly principal and interest payments otherwise due, such that the Loan is prepaid in the amount of the excess within six months; and/or (c) execute and deliver to BOCC additional mortgages, supplements to mortgages or other instruments satisfactory in form and substance satisfactory to 30CC, by which Borrower mortgages, pledges or hypothecates to BOCC, and/or creates a security interest in for the benefit of BOCC, sufficient additional oil and gas interest and related property to induce BOCC to make a redetermination of the Borrowing Base such that the Commitment Amount is increased to an amount no less than the aggregate outstanding principal balance of all Advances.

Representations
and Warranties:     Borrower represents and warrants to 30CC that: (a) Borrower is duly organized, validly existing and in good standing under the laws of the State of Colorado, having all powers required to carry on its business and to enter into and carry out the transactions contemplated hereby, and is duly qualified, in good standing, and authorized to do business in all other jurisdictions where such qualification is necessary, (1) this letter agreement, the note and all other documents executed in connection herewith, are legal and binding obligations of Borrower, enforceable in accordance with their reSpective terms, except as limited by bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors' rights and as limited by general equitable principles, (c) the financial statement of Borrower heretofore provided to BOCC by Borrower fairly present Borrower's financial positions at the respective dates thereof; and, since said dates, no material adverse change has occurred in the financial condition or business of Borrower, (d) to the best of Borrower's knowledge, there are no actions, suits or other proceedings pending or threatens against Borrower, (e)
                    Borrower has good and defensible title to the Collateral,
                    (f) all tax returns required to be filed by Borrower have been filed, and all taxes and other governmental charges upon Borrower or upon any of its assets or income have been paid, and (g) Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of the Loan will be used to purchase or carry any such margin stock or to extend credit to any person or entity for the purpose of purchasing or carrying any such margin stock.


Amended and Restated Letter Agreement           Page 4 of 14       March 4, 2002

Reporting
Requirements:       Borrower agrees to submit to BOCC; (a) within 90 days of
                    each fiscal year-end of Borrower, annual financial statements of Borrower, prepared in accor4ance with generally accepted accounting principals, (b) within 60 days of the end of the first, second, and third fiscal quarters of Borrower, quarterly financial statements of Borrower prepared in accordance with generally accepted accounting principals, (c) at the times of submission of the financial statements described herein, a certificate signed by the Principal Accounting Officer of the Borrower: attesting to the authenticity of such financial statements and stating that no Event of Default has occurred and is continuing and showing compliance with the Financial Covenants stipulated below, (d) within 5 days after filing of the same, copies of Borrowers public filings as required by the Securities arid
                    Exchange Commission which may include, and substitute for, the reporting required under paragraphs (a) and (b) of this section provided that such reporting occurs within the time limitations of paragraphs (a) and (b) of this section, (e) within 10 days after the filing of the same, copies of all federal income tax returns filed, by Borrower, (f) on or before May 1 of each year, an engineering report in form and substance satisfactory to BOCC, covering the Collateral, prepared by Borrower (or, if so requested by BOCC, by an independent petroleum engineer acceptable to BOCC) as of the preceding fiscal year end, (g) within 45 days of each fiscal-quarter-end, a report describing, for each calendar month during such calendar quarter, the gross and net volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Collateral, and describing the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each such calendar month, (h) any internal budgets and planning documents approved for implementation by the Board of Directors of the Borrower within 10 days of such approval, and (i) such other information as BOCC may request at any time or from time to time.

Affirmative
Covenants:          Borrower will: (a) operate its assets in a good an
                    workmanlike manner, (b) maintain insurance with responsible carriers and in amounts' customary in the industry for the types of operations to be conducted by Borrower, (c) in all material respects conduct its business amid affairs in compliance with all Jaws, regulations and orders applicable thereto (including those relating to pollution and other environmental matters), (d) permit representatives appointed


Amended and Restated Letter Agreement           Page 5 of 14       March 4, 2002
                    by B0CC to visit and inspect, at their sole risk, any property, books of account, other books and records, and any facilities or other business assets of Borrower, (e) pay all amounts due hereunder or in connection herewith in accordance with the terms hereof; (1) observe, perform and comply with every covenant, term and condition, express or implied, herein or in any other documents delivered in connection herewith, (g) promptly notify BOCC of: (l) any material adverse change in the financial condition of Borrower, (2) any material adverse development with respect to the business, property or assets of Borrower, and (3) the occurrence of any Event of Default, (h) maintain and preserve its existence, rights and franchises in full force and effect and qualify to do business in all states or jurisdictions where required by applicable law, (i) pay all reasonable costs and expenses incurred by or on behalf of 130CC (including without limitation attorneys' fees) in connection with: (1) the preparation, execution and delivery of this letter agreement, the Note and all related documents (including without limitation any and all future amendments or supplements thereto or restatements thereof), (2) the filing and recording of any security documents and any other documents Or instruments or further assurances required to be filed or recorded in connection herewith, and (3) the enforcement of this letter agreement, the Note and all related documents, and (j) indemnify BOCC froth and against any and all claims, losses, demands, actiOns, causes of action and liabilities whatsoever (including without limitation reasonable attorneys' fees and expenses) arising out of or resulting from: (1) this letter agreement, the Note or the documents executed in connection herewith, and
                    (2) the contamination, of any of the Collateral by any hazardous substance or environmental pollutant in violation of any federal, state or local environmental statute, rule, regulation or ordinance.

Financial
Covenants:          Borrower will maintain the following financial covenants
                    which will be calculated at the end of each of the Borrower's fiscal quarters based on the information supplied under paragraphs (a), (b), and (d) of Reporting
                    Requirements, above, and submitted as a part thereof: (a)
                    Borrower will maintain a minimum net worth (total shareholders equity) defined as total assets minus total liabilities, of $1.75 million unless reduction below that amount is due to a ceiling test write-down, in which case
                    Borrower will maintain a minimum net worth of $1.50 million, and (b) Borrower will maintain a current ratio, defined as current assets (inclusive of unused borrowing capacity under this facility) divided by current liabilities (exclusive of outstandings under this facility) in excess of 1.00.


Amended and Restated Letter Agreement           Page 6 of 14       March 4, 2002

Negative Covenants: Without BOCC's prior written consent, Borrower will not: (a)
                    incur any indebtedness other than the Loan, and trade debt incurred by Borrower in the ordinary course of business, (b) make loans or advances to any third party, except trade debt extended in the ordinary course of business, (c) create or permit to exist any lien, security interest or other encumbrance on any of the Collateral or any other assets of Borrower, except those securing the Loan, (d) reorganize, merge with any other entity, or change its name or business,
                    (e) sell, lease or dispose of any assets during any 12-month period which have an aggregate value in excess of $20,000,
                    (1) permit a change in the present ownership of Borrower which would result in any single person or entity owning more than 50% of the outstanding public shares of the Borrower or which would result in Mr. Ray Singleton, President owning less than 20% of the outstanding public shares of the Borrower, (g) assume, guaranty, endorse or otherwise become liable for the obligations of any other person or entity, (h) cause or permit Borrower to be in violation of any applicable statute, rule or regulation, including without limitation those relating to environmental matters, (i) make distributions to or pay dividends to shareholders, (j) effect a change in management which results in the replacement of Mr. Ray Singleton as President or dilutes his authority over the Borrower, or (k) hedge, through financial instruments or delivery contracts or other means, the prices associated with more than two thirds
                    (2/3) of the annual production volumes shown in the most recent engineering report submitted in accordance with item
                    (1) of the Reporting Requirements, above.

Events of Default:  The occurrence of any of the following shall be deemed an
                    Event of Default hereunder, shall relieve B0CC of any further obligation to make advances hereunder and shall permit B0CC, at its option, to declare the Loan to be forthwith due and payable together with all accrued and unpaid interest thereon, without presentation, demand, protest or other notice of any kind, all of which are expressly waived by Borrower: (a) Borrower fails to pay any amount due hereunder or in connection herewith when due and payable, (b) any "default" or "event of default" occurs under any document executed in connection herewith, (c) Borrower fails to d4ly observe, perform or comply with any covenant, agreement, condition or provision (other than those referred to in subsections (a) and (b) above) of this letter agreement or of any other document executed in connection herewith and such failure continues beyond 30 days after notice thereof from B0CC to Borrower, (d) any


Amended and Restated Letter Agreement           Page 7 of 14       March 4, 2002
                    representation or warranty previously presented or hereafter made in writing by or on behalf of Borrower in connection herewith shall prove to have been false or incorrect in any material respect on any date on or as of which made, (e) Borrower suffers the commencement of any voluntary or involuntary bankruptcy proceeding against it, suffers the appointment of a receiver, liquidator, trustee or similar official for a substantial part of its assets, makes a general assignment for the benefit of creditors, fails generally to pay (or admits in writing its inability to pay) its debts as such debts become due, or suffers the entry of any order issued by any court or tribunal seizing all or any substantial part of its property, or (1) any default occurs with respect to any indebtedness owed by Borrower to any other person or entity.

Arbitration:        Subject to the provisions of the next paragraph below, B0CC and Borrower agree to submit to binding arbitration any and all claims, disputes and controversies between them (and their respective employees, officers, directors, attorneys and other agents), whether in tort, contact or otherwise, arising out of or in any way relating to this letter agreement, the Note, the security documents contemplated hereby, the Loan and the negotiation, execution, administration, collateralization, repayment, modification, extension, collection, enforcement, default or termination thereof Such arbitration shall proceed in Denver, Colorado, shall be governed by Colorado law (including without limitation the provisions of CRS 13-21-102(5) and all applicable statutes of limitations) and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA"). Any award entered in an arbitration, whether on motions or at a hearing, with or without testimony from witnesses, shall be made by a written opinion stating the reasons for the award made. The decision of any arbitration pursuant to this letter agreement shall be made based on Colorado law without reference to any choice of law rules. Judgment on any award hereunder may be entered in any court having jurisdiction.

                    Nothing in the preceding paragraph, nor the exercise of any right to arbitrate thereunder, shall limit the right of any party hereto: (a) to foreclose against any real or personal property collateral by the exercise of the power of sale under a deed of trust, mortgage, or other security agreement or instrument or applicable law; (b) to exercise self-help remedies such as setoff or repossession; or (c) to obtain provisional or ancillary remedies such as replevin, injunctive relief; attachment or appointment of a receiver from a court having jurisdiction, before, during or after the pendency of any arbitration proceeding. The institution


Amended and Restated Letter Agreement           Page 8 of 14       March 4, 2002

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                    and maintenance of any action for such judicial relief; or
                    pursuit of provisional or ancillary remedies, or exercise of self-help remedies shall not constitute a waiver of the right or obligation of any party to submit any claim or dispute to arbitration, including those claims or disputes arising from exercise of any judicial relief; or pursuit of provisional or ancillary remedies or exercise of self-help remedies.

                    If the amount in dispute is $500,000 or more, arbitration hereunder shall be before a three-person panel of neutral arbitrators, consisting of one person from each of the following categories: (1) an attorney who has practiced in the area of commercial law for at least eight years or a retired judge at the Colorado or United States District Court or an appellate court level: (2) a person with at least eight years experience in commercial lending: and
                    (3) a person with at least eight years experience in the petroleum industry. The panics to the dispute or their representatives shall obtain from the AAA a list of persons meeting the criteria outlined above for each category of arbitrator, and the parties shall select one persOn from each category in the manner established by the AAA. If the amount in dispute is less than $500,000, the arbitration shall be conducted before one arbitrator, who shall be an attorney who has practiced in the area of commercial law for at least eight years or a retired judge at the Colorado or United States District Court or an appellate court level. The parties to the dispute or their representatives shall obtain from the AAA a list of persons meeting the criteria outlined above; and the parties shall select the person in the manner established by the AAA.

                    In any arbitration hereunder: (1) the arbitrator(s) shall decide (by documents only or with a hearing, at the arbitrators' discretion) any pre-hearing motions which are substantially similar to pre-hearing motions to dismiss for failure to state a claim or motions for summary adjudication; (2) discovery shall be permitted, but shall be limited as provided in Rule 26.1(o) of the Colorado Rules of Civil Procedure, and shall be subject to the scheduling by the arbitrator(s), and any discovery disputes shall be subject to final determination by the arbitrator(s); and (3) the arbitrator(s) shall award costs and expenses of the arbitration proceeding in accordance with the provisions of this letter agreement, the Note and/or the other loan documents.

Miscellaneous:      This letter agreement may be executed in any number of
                    counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This letter


Amended and Restated Letter Agreement           Page 9 of 14       March 4, 2002

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                    agreement, the Note and the other documents executed in
                    connection herewith set forth the entire understanding between the parties hereto, and no modification or amendment of or supplement hereto or thereto shall be valid or effective unless the same is in writing and signed by the party against whom it is sought to be enforced. In the event of any conflict between the provisions of this letter agreement, the Note or any of the other documents executed in connection herewith, the provisions of this letter agreement shall control. All notices shall be in writing and shall be deemed sufficiently given or furnished if delivered by personal delivery or by expedited delivery service with proof of delivery, or by registered or certified United States mail, return receipt requested, postage prepaid, at the addresses of the parties specified on the letterhead and the inside address hereof (unless changed by similar notice in writing given by the particular person whose address is to be changed). The maturity of any payment which becomes due and payable hereunder on a day other than a business day, shall be extended to the next succeeding business day. This letter agreement shall be deemed a contract made under the laws of the State of Colorado.

If these terms and conditions meet with your approval, please evidence your acceptance of these terms and conditions by executing this letter agreement in the space provided below.

                                        Regards,

                                        THE BANK OF CHERRY CREEK, N.A.


                                        By: /s/ Gary W. Vick
                                        --------------------
                                        Gary W. Vick, Vice President


EFFECTIVE AS OF DECEMBER 31,2001
ACCEPTED AND AGREED TO AS OF THE DATE FIRST NOTED ABOVE:

BASIC EARTH SCIENCE SYSTEMS, INC.



By: /s/ Ray Singleton                     /s/ Signature on file
---------------------                     --------------------------
Ray Singleton, President                  Secretary / Treasurer


Amended and Restated Letter Agreement           Page 10 of 14      March 4, 2002

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                                    EXHIBIT A
                                    ---------

                             AMENDED PROMISSORY NOTE
                             -----------------------
$1,000,000                                                         March 4, 2002
                                                                Denver, Colorado

     FOR VALUE RECEIVED, Basic Earth Science Systems, Inc., a Delaware Corporation ("Borrower"), promises to pay to the order of THE BANK OF CHERRY CREEK, N.A. ("Payee"), the principal sum of $1,000,000, or so much thereof as may be advanced hereunder, together with interest on the outstanding unpaid balance of such principal amount at the rates provided below.

     This Amended Promissory Note is the "Note" issued pursuant to, and is subject to the terms and provisions of an amended and restated letter agreement dated March 4, 2002 (the "Letter Agreement"), between Borrower and Payee. Except as otherwise defined herein, terms defined in the Letter Agreement shall have the same meanings when used herein, and the definitions contained in the Letter Agreement of all such terms used herein are hereby incorporated in this Note by reference.

     This Amended Promissory Note is a continuation and substitution of that Promissory Note Dated August 1, 1994, as amended, which was endorsed to Payee by Wells Fargo Bank, N.A. as successor to Norwest Bank Colorado, N.A.

     The outstanding principal amount of this Note shall be due and payable on December 31, 2008, unless due and payable sooner pursuant to the terms of the Letter Agreement.

     Except as otherwise provided below with respect to amounts not paid when due, interest on the Loan shall accrue at the "Prime Rate" (as defined below), plus two percentage points per annum, From and after the occurrence of, and during the continuance of, any event of default described in the Letter Agreement (an "Event of Default"), interest on the Loan shall accrue, from the date of occurrence of the Event of Default until the date the Event of Default is cured, at a fixed annual rate equal to the Prime Rate as of the date of occurrence of the Event of Default plus five percentage points per annum. As used herein, "Prime Rate" shall mean the annual interest rate identified as the prime rate in the Wall Street Journal Western Edition, as such rate may fluctuate from day to day, which may not be the lowest interest rate charged by Payee. The Prime Rate is only an index rate from which interest rates actually charged to customers may be measured. The use of the Prime Rate is for convenience only and does not constitute a commitment by Payee to lend money at a preferred rate of interest. The Prime Rate is a benchmark for pricing certain types of loans. Depending upon the circumstances, such as the amount and the term of a loan, the creditworthiness of a borrower or any guarantor, the presence and the nature of collateral and other relationships between a borrower and Payee, loans to other borrowers may be priced at, above or below the Prime Rate.


Amended and Restated Letter Agreement           Page 11 of 14      March 4, 2002

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     Interest on the Loan shall be due and payable: (a) monthly on the last day of each calendar month, commencing March 31, 2002 (or on the next business day if the due date for any such payment is not a business day), and (b) at the maturity of this Note.

     All payments of principal and interest hereon shall be made in U.S. currency at Payee's offices at 3033 East First Avenue, Denver, Colorado 80206, or at such other place as Payee shall have designated to Borrower in writing, in immediately available funds and without set-off or counterclaim or deduction of any kind. Any payment made with a check shall constitute payment only when collected. All payments received hereunder shall be applied first to costs of collection, second to accrued interest as of the date of payment and third to the outstanding principal balance of this Note.

     It is not intended hereby to charge interest at a rate in excess of the maximum rate of interest that Payee may charge to Borrower under applicable usury and other laws, but if, notwithstanding, interest in excess of such rate shall be paid hereunder, the interest rate on this Note shall be adjusted to the maximum permitted under applicable law during the period or periods that the interest rate otherwise provided herein would exceed such rate and any excess amount applied at Payee's option to reduce the outstanding principal balance of this Note or to be returned to Borrower.

     This Note is secured by, and the holder of this Note is entitled to the benefits of, the documents described in the Letter Agreement (the "Security Documents"). Reference is made to the Security Documents for a description of the property covered thereby in respect thereto.

     In the event of: (a) any default in any payment of the principal of or interest on this Note when due and payable, or (b) any other Event of Default, then the whole principal sum of this Note plus accrued interest and all other obligations of Borrower to holder, direct or indirect, absolute or contingent, now existing or hereafter arising, shall, at the option of Payee, become immediately due and payable, and any or all of the rights and remedies provided herein and in the Letter Agreement and the Security Documents, as they may be amended, modified or supplemented from time to time may be exercised by Payee.

     If Borrower fails to pay any amount due under this Note and Payee has to take any action to collect the amount due or to exercise its rights under the Security Documents, including without limitation, retaining attorneys for collection of this Note, or if any suit or proceeding is brought for the recovery of all or any part of or for protection of the indebtedness or to foreclose the Security Documents or to enforce Payee's rights under the Security Documents, then Borrower agrees to pay on demand all reasonable costs and expenses of any such action to collect, suit or proceeding, or any appeal of any such suit or proceeding, incurred by Payee, including without limitation, the reasonable fees and disbursements of Payee's attorneys and their staff.


Amended and Restated Letter Agreement           Page 12 of 14      March 4, 2002

     Borrower waives presentment, notice of dishonor and protest, and assents to any extension of time with respect to any payment due under this Note, to any substitution or release of collateral and to the addition or release of any party, except as provided in the Letter Agreement. No waiver of any payment or other right under this Note shall operate as a waiver of any other payment or right.

     If any provision in this Note shall be held invalid, illegal or unenforceable in any jurisdiction, the validity, legality or enforceability of any defective provisions shall not be in any way affected or impaired in any other jurisdiction.

     No delay or failure of the holder of this Note in the exercise of any right or remedy provided for hereunder shall be deemed a waiver of such right by the holder hereof; and no exercise of any right or remedy shall be deemed a waiver of any other right or remedy that the holder may have.

     All notices given hereunder shall be given as provided in the Letter Agreement.

     At the option of the holder hereof, an action may be brought to enforce this Note in the District Court in and for the City and County of Denver, State of Colorado, in the United States District Court for the District of Colorado or in any other court in which venue and jurisdiction are proper. Borrower and all signers or endorsers hereof consent to venue and jurisdiction in the District Court iii and for the City and County of Denver, State of Colorado and in the United States District Court for the District of Colorado and to service of process under Sections 13-1-124(1)(a) and 13-1-125, Colorado Revised Statutes
(1992), as amended, in any action commenced to enforce this Note.

     This Note is to be governed by and construed according to the laws of the State of Colorado.




                                          BASIC EARTH SCIENCE SYSTEMS, INC




                                          By: ______________
                                          Ray Singleton, President



Amended and Restated Letter Agreement           Page 13 of 14      March 4, 2002

                                    EXHIBIT B
                                    ---------

                              AMORTIZATION SCHEDULE
                              ---------------------


Amortization of principal will be made according to the schedule shown below. This amortization schedule may be modified under the terms of this Letter Agreement.

--------------------------------------------------------------------------------
                   Date                           Monthly Amortization
--------------------------------------------------------------------------------
   March 4, 2002 through July 31, 2002                Interest Only
  August 31, 2002 through July 31, 2003      $15,500 principal plus interest
August 31, 2003 through December 31, 2004    $12,000 principal plus interest
            January 31, 2005            Remaining principal and interest in full
--------------------------------------------------------------------------------











Amended and Restated Letter Agreement           Page 14 of 14      March 4, 2002